Exhibit 99.1

ShotSpotter Reports Second Quarter 2019 Financial Results

Achieves Record Quarterly Revenue and Record Quarterly GAAP Net Income

NEWARK, CA – August 6, 2019 – ShotSpotter, Inc. (NASDAQ: SSTI), the leader in gunshot detection solutions that help law enforcement officials and security personnel identify, locate and deter gun violence, today reported financial results for the second quarter ended June 30, 2019.

Second Quarter 2019 Financial and Operational Highlights

●	Revenues increased 15% to $10.3 million, up from $8.9 million for the second quarter of 2018.
●	Gross profit margin increased by 2% points to 58% from 56% for the second quarter of 2018.
●	Net income totaled $387,000, an improvement from a net loss of $369,000 for the second quarter of 2018.
●	Adjusted EBITDA[1] totaled $2.4 million, which almost doubled from $1.2 million for the second quarter of 2018.
●	Added 25 net new “go-live” square miles of coverage during the quarter.
●	Revenue guidance reduced to a range of $42 million to $44.5 million.

(1)	See the section below titled “Non-GAAP Financial Measures” for more information about adjusted EBITDA, and its reconciliation to GAAP net income (loss).

Management Commentary

“In the second quarter of 2019, we continued to build momentum for future growth and made tangible progress on many of our long-term strategic objectives,” said Ralph Clark, CEO of ShotSpotter. “From a financial perspective, the period was highlighted by another double-digit increase in revenues, a substantial sequential and year-over-year improvement in adjusted EBITDA, as well as a return to GAAP profitability, all of which reflect the expanding leverage in our operating model. More specifically, the return to GAAP profitability in the second quarter puts us well on track to achieve GAAP profitability for the full year 2019.

“Operationally, we added 25 go-live miles in the quarter, which consists of an existing customer expansion as well as five new city deployments. We also generated initial revenues from ShotSpotter Labs, which focuses on wildlife protection. We continue to make solid progress in building a robust international sales pipeline, which we believe will have a significant impact on next year’s results. While it is hard to predict the timing of contracts in new markets, with the demand we are seeing for Flex both internationally and domestically, along with our expanding pipeline for Missions, we believe we will continue delivering revenue and adjusted EBITDA growth and GAAP profitability for the balance of the year, and will be well-positioned for accelerating growth in 2020.”

Second Quarter 2019 Financial Results

Revenues for the second quarter of 2019 increased 15% to $10.3 million from $8.9 million for the same period in 2018. The increase in revenues was due to growth in the number of miles covered, which was driven by expanded deployments with current customers as well as the addition of new customers.

Gross profit for the second quarter of 2019 increased 20% to $6.0 million (58% of revenues) from $5.0 million (56% of revenues) for the same period in 2018.

Total operating expenses for the second quarter of 2019 increased 8% to $5.7 million from $5.3 million for the same period last year. The increase in operating expenses was primarily due to higher sales and marketing expenses related to expanded marketing initiatives and growth of the company’s customer success team. Management expects operating expenses to increase moderately on a dollar basis in all expense categories for the remainder of 2019.

Net income totaled $387,000 or $0.03 per share (based on 11.4 million basic and 12.0 million diluted weighted average shares outstanding), an improvement from net loss of $369,000 or $(0.03) per share (based on 10.6 million basic and diluted weighted average shares outstanding) for the same period in 2018.

Adjusted EBITDA for the second quarter of 2019 totaled $2.4 million, which almost doubled from an adjusted EBITDA of $1.2 million in the same period last year.

Financial Outlook

The company is reducing its full year revenue outlook to reflect the timing uncertainty of closing certain contracts, primarily in new international markets. For the full year of 2019, the company now expects revenues of $42 million to $44.5 million compared to its previous guidance of $44.5 million to $45.5 million, with approximately 24% year-over-year revenue growth at the midpoint of the new range. There is no change to the company’s expectation of GAAP profitability for the full year of 2019.

The company’s financial outlook statements are based on current expectations. The preceding statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor Statement” below.

Conference Call

ShotSpotter will hold a conference call today (August 6, 2019) at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these results and provide an update on business conditions.

ShotSpotter management will host the presentation, followed by a question and answer period.

Date: Tuesday, August 6, 2019

Time: 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)

U.S. dial-in: 1-877-451-6152

International dial-in: 1-201-389-0879

Conference ID: 13692464

The conference call will be broadcast simultaneously and available for replay via the investor section of the company’s website at www.shotspotter.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact ShotSpotter’s investor relations team at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern Time on the same day through September 6, 2019.

U.S. replay dial-in: 1-844-512-2921

International replay dial-in: 1-412-317-6671

Replay ID: 13692464

Non-GAAP Financial Measures

Adjusted EBITDA: ShotSpotter discloses the following non-GAAP financial measure in this release and the earnings call referencing this press release: Adjusted EBITDA, which represents the company’s net income or loss before interest (income) expense, income taxes, depreciation and amortization and stock-based compensation expense. Adjusted EBITDA is a measure used by management internally to understand and evaluate the company’s core operating performance and trends across accounting periods and in connection with developing future operating plans, making strategic decisions regarding the allocation of capital and considering initiatives focused on cultivating new markets for our solutions. In particular, the exclusion of these expenses in calculating adjusted EBITDA facilitates comparisons of the company’s operating performance on a period-to-period basis.

ShotSpotter believes adjusted EBITDA also provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. For example, ShotSpotter adjusts EBITDA for stock-based compensation expense because that expense often varies for reasons that are generally unrelated to financial and operational performance in any particular period. Stock-based compensation is utilized by ShotSpotter to attract and retain employees with a goal of long-term retention and the alignment of employee interests with those of the Company and its stockholders, rather than to address operational performance for any particular period.

Adjusted EBITDA is not a measure calculated in accordance with GAAP. Accordingly, use of adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of ShotSpotter’s financial results as reported under GAAP. Some of these limitations are: (1) adjusted EBITDA does not reflect the potentially dilutive impact of equity-based compensation; and (2) other companies, including companies in our industry, may calculate adjusted EBITDA or similarly titled measures differently, which reduces the usefulness of the metric as a comparative measure. Because of these and other limitations, you should consider adjusted EBITDA alongside our GAAP-based financial performance measures, in particular net income or loss, and our other GAAP financial results.

The following table presents a reconciliation of adjusted EBITDA to net income or loss, the most directly comparable GAAP measure, for each of the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
GAAP net income (loss)	$387	$(369)	$25	$(1,586)
Less:
Interest income	(171)	(22)	(204)	(49)
Income taxes	22	18	40	44
Depreciation and amortization	1,245	958	2,402	1,775
Stock-based compensation expense	905	648	1,659	1,075
Adjusted EBITDA	$2,388	$1,233	$3,922	$1,259

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the company’s business plans, international expansion, expectations regarding future sales and expenses, our ability to act opportunistically on strategic M&A opportunities and expand our SaaS platform into adjacent growth markets, our ability to capitalize on market opportunities, the ability to achieve near and long-term growth and profitability objectives, and revenue and net income expectations and GAAP profitability guidance for 2019. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the company’s ability to maintain and increase sales; the availability of funding for the company’s customers to purchase the company’s solutions; the complexity, expense and time associated with contracting with government entities; the company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the company’s ability to sell its solutions into international and other new markets; the lengthy sales cycle for the company’s solutions; changes in federal funding available to support local law enforcement; the company’s ability to deploy and deliver its solutions; and the company’s ability to maintain and enhance its brand, as well as other risk factors included in the company’s most recent annual report on Form 10-K and other SEC filings. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

About ShotSpotter, Inc.

ShotSpotter (NASDAQ: SSTI) provides precision-policing solutions for law enforcement to help deter gun violence and make cities, campuses and facilities safer. The company’s flagship product, ShotSpotter® Flex™, is the leading gunshot detection, location and forensic system trusted by over 100 cities. ShotSpotter® Missions™ uses artificial intelligence-driven analysis to help strategically plan patrol missions and tactics for maximum crime deterrence. ShotSpotter has been designated a Great Place to Work® Company.

Company Contact:

Alan Stewart, CFO

ShotSpotter, Inc.

+1 (510) 794-3100

astewart@shotspotter.com

Investor Relations Contacts:

Matt Glover

Gateway Investor Relations

+1 (949) 574-3860

SSTI@gatewayir.com

JoAnn Horne

Market Street Partners

+1 (415) 445-3240

jhorne@marketstreetpartners.com

ShotSpotter, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues	$10,260	$8,927	$19,853	$15,834
Costs
Cost of revenues	4,277	3,589	8,281	6,897
Impairment of property and equipment	—	361	—	361
Total costs	4,277	3,950	8,281	7,258
Gross profit	5,983	4,977	11,572	8,576
Operating expenses
Sales and marketing	2,439	2,195	5,068	3,749
Research and development	1,374	1,255	2,668	2,491
General and administrative	1,880	1,824	3,866	3,852
Total operating expenses	5,693	5,274	11,602	10,092
Operating income (loss)	290	(297)	(30)	(1,516)
Other income (expense), net
Interest income, net	171	22	204	49
Other expense, net	(52)	(76)	(109)	(75)
Total other income (expense), net	119	(54)	95	(26)
Income (loss) before income taxes	409	(351)	65	(1,542)
Provision for income taxes	22	18	40	44
Net income (loss)	$387	$(369)	$25	$(1,586)
Net income (loss) per share, basic	$0.03	$(0.03)	$0.00	$(0.15)
Net income (loss) per share, diluted	$0.03	$(0.03)	$0.00	$(0.15)
Weighted average shares used in computing net income (loss) per share, basic	11,365,472	10,589,038	11,186,371	10,329,874
Weighted average shares used in computing net income (loss) per share, diluted	11,973,476	10,589,038	11,857,346	10,329,874

ShotSpotter, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$27,432	$10,218
Accounts receivable and unbilled revenue	8,967	15,267
Prepaid expenses and other current assets	2,202	1,527
Restricted cash	—	60
Total current assets	38,601	27,072
Property and equipment, net	16,834	16,504
Operating lease right-of-use asset	697	—
Goodwill	1,379	1,379
Intangible assets, net	237	242
Other assets	1,596	1,922
Total assets	$59,344	$47,119
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,099	$1,307
Deferred revenue, short-term	21,988	23,102
Accrued expenses and other current liabilities	4,209	4,427
Total current liabilities	27,296	28,836
Deferred revenue, long-term	1,133	1,060
Other liabilities	467	76
Total liabilities	28,896	29,972
Stockholders' equity
Common stock	57	55
Additional paid-in capital	127,870	114,618
Accumulated deficit	(97,352)	(97,377)
Accumulated other comprehensive loss	(127)	(149)
Total stockholders' equity	30,448	17,147
Total liabilities and stockholders' equity	$59,344	$47,119

ShotSpotter, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$25	$(1,586)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,402	1,775
Impairment of property and equipment	—	361
Stock-based compensation	1,659	1,075
Changes in operating assets and liabilities:
Accounts receivable	6,299	(2,431)
Prepaid expenses and other assets	(621)	(568)
Accounts payable	(514)	1,105
Accrued expenses and other current liabilities	(510)	(702)
Deferred revenue	(1,049)	134
Net cash provided by (used in) operating activities	7,691	(837)
Cash flows from investing activities:
Purchase of property and equipment	(2,363)	(5,643)
Investment in intangible and other assets	(39)	(26)
Net cash used in investing activities	(2,402)	(5,669)
Cash flows from financing activities:
Proceeds from issuance of common stock upon secondary offering	11,247	—
Payments of offering costs	(445)	—
Proceeds from exercise of stock options	348	451
Proceeds from exercise of warrants	51	989
Proceeds from employee stock purchase plan	642	421
Net cash provided by financing activities	11,843	1,861
Increase (decrease) in cash, cash equivalents and restricted cash	17,132	(4,645)
Effect of exchange rate on cash and cash equivalents	22	(81)
Cash, cash equivalents and restricted cash at beginning of year	10,278	19,597
Cash, cash equivalents and restricted cash at end of period	$27,432	$14,871